Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have read Form 10-QSB/A of Novori Inc. for the period ended February 28, 2007 and agree with the statements contained in Part I-Financial Information and Item 5 as they relate to Manning Elliott LLP.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

May 3, 2007